SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 11, 2004

Date of Report (Date of earliest event reported)

Hayes Lemmerz International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50303	32-0072578

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15300 Centennial Drive, Northville, Michigan	48167

(Address of principal executive offices)	(Zip Code)

(734) 737-5000

(Registrant's telephone number, including area code)

Not Applicable

(Fomer Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

On February 11, 2004, Hayes Lemmerz International, Inc. (the “Company”) announced the closing of its primary offering of approximately 7.7 million shares of common stock (including approximately 1.3 million shares that had been subject to an over-allotment option) and a secondary offering of 2.0 million shares of its common stock. The secondary offering was for shares owned by AP Wheels, LLC, an affiliate of Apollo Management V, L.P. The Company also announced, that pursuant to the registration agreement between Apollo and the Company relating to the offering, Steve Martinez, one of the members of the Hayes Lemmerz board of directors who had been selected by Apollo, resigned from his position on the Hayes Lemmerz board upon the closing of the offering. Attached hereto as Exhibit 99.1 and incorporated by reference herein is a press release announcing the foregoing.

Item 7(c). Exhibits.

Exhibit No.	Exhibit

99.1	Press release of the Company dated February 11, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYES LEMMERZ INTERNATIONAL, INC.

By:	/s/ Michael J. Way

Michael J. Way Senior Counsel

Dated: February 12, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of the Company dated February 11, 2004.

EXHIBIT 99.1

Hayes Lemmerz Announces Closing of Primary Offering of Approximately 7.7 Million Shares and Secondary Offering of 2.0 Million Shares

Northville, MI (February 11, 2004)— Hayes Lemmerz International, Inc. (NASDAQ:HAYZ) announced today the closing of its primary offering of approximately 7.7 million shares of common stock, including approximately 1.3 million shares to cover over-allotments, and a secondary offering of 2.0 million shares of its common stock. The Company will use the net proceeds that it received in the offering to redeem $87.5 million aggregate principal amount of its outstanding 10 1/2% Senior Notes due 2010, to prepay a portion of its Term Loan Facility and for general corporate purposes.

The secondary offering was for shares owned by AP Wheels, LLC, an affiliate of Apollo Management V, L.P. Pursuant to the registration agreement between Apollo and the Company relating to the offering, Steve Martinez, one of the members of the Hayes Lemmerz board of directors who had been selected by Apollo, resigned from his position on the Hayes Lemmerz board upon the closing of the offering.

Curtis Clawson, Chairman and CEO said, “Steve has been a valuable member of the Board since he joined in June. We appreciate Steve’s contributions and wish him the best in all future endeavors.”

Lehman Brothers and Merrill Lynch & Co. were the managing underwriters and joint bookrunners for the offering and Citigroup Global Markets Inc., Lazard Freres & Co. LLC and UBS Securities LLC served as co-managers.

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 44 plants and approximately 11,000 employees worldwide.

Contacts:	Marika P. Diamond Hayes Lemmerz International, Inc. (734) 737-5162